M A C K - C A L I  R E A L T Y   C O R P O R A T I O N

For More Information, Please Contact:David
Douglass, The Mills Corporation

Office: 703/526-5252

Virginia Sobol, Mack-Cali Realty CorporationOffice:
908/272-8000

FOR IMMEDIATE RELEASE

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY APPROVES
MEADOWLANDS XANADU DEVELOPMENT AGREEMENT
 The Mills Corporation/Mack-Cali Realty Corporation project will transform the
Meadowlands into the country’s foremost destination for sports, entertainment, recreation and office facilities

East Rutherford, N.J., December 3, 2003 — A joint venture between affiliates of The Mills Corporation (NYSE: MLS) and Mack-Cali Realty Corporation (NYSE: CLI) today signed an agreement with the New Jersey Sports and Exposition Authority (NJSEA) for the redevelopment of the Continental Airlines Arena site and the construction of Meadowlands Xanadu, the 4.76 million-square-foot family entertainment, office and hotel complex to be built at the Meadowlands Sports Complex.

Work is to begin when all the necessary permits and approvals are obtained. The family entertainment component of Meadowlands Xanadu will open about two years after the groundbreaking. Meadowlands Xanadu will feature the nation’s first indoor Alpine ski resort and an indoor mini-Formula One style racing venue. Other planned uses include a minor-league baseball stadium, an extreme sports park, a grand movie palace and a small-format live entertainment venue. The Mills Corporation will lead the development of the family entertainment complex.

Mills Chairman and Chief Executive Officer Laurence C. Siegel said, “Meadowlands Xanadu will set a new standard for bringing lifestyle, recreation, sports and family entertainment offerings together in one location. Our team is excited to create this innovative destination, integrated with dramatic architectural and design elements, which will capture visitors’ imaginations and sense of adventure.”

Mack-Cali Realty Corporation will be the lead developer for the 2.2 million-square-foot office and hotel component of the project. Mitchell E. Hersh, Chief Executive Officer of Mack-Cali, said, “Mack-Cali has a long history of developing premier office properties. We’re confident that the high-quality office space and state-of-the-art hotel and conference center that we will build at Xanadu will attract top-tier businesses to the Meadowlands, benefiting both the complex and the Northern New Jersey region.” The office and hotel components of the project will consist of four 14-story, 440,000 square-foot class A office buildings and a 520-room hotel with conference facilities.

Kan Am, a Munich-based investment advisory company, will be an investment partner of The Mills Corporation in the project. “Meadowlands Xanadu is the premier development project in the United States, and Kan Am is delighted to participate in this great investment opportunity,” said James C. Braithwaite, President, Kan Am U.S. Inc.

The Meadowlands Xanadu project is expected to generate 20,000 permanent jobs in New Jersey — translating into $1.24 billion in personal income annually — and 19,000 construction and related jobs — equal to $1.17 billion in annual personal income. The project is estimated to produce $133 million annually in state and local tax revenue.

The Mills/Mack-Cali joint venture will pay a $160 million development rights fee at the start of construction for the family entertainment component of the development, when all permits and approvals are obtained.

About The Mills Corporation

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Virginia, that owns, develops, leases, manages and markets a portfolio of 26 retail and entertainment destinations totaling approximately 33 million square feet. Currently, The Mills has seven projects under construction or development around the world. The Mills’ Internet address is www.millscorp.com.

About Mack-Cali

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali, which has a total market capitalization of approximately $4.5 billion, owns or has interests in 264 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 28.3 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants. Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

About Kan Am

Kan Am is a full-service investment advisory company founded in 1973. Its open-ended and close-ended funds manage over $5.5 billion in commercial real estate projects in the United States and Europe. The company is headquartered in Munich, Germany, with offices in Frankfurt, Germany, and in Atlanta, Georgia in the United States. Additional information on Kan Am is available on the Company’s Web site at www.kanam.de/.

Note to editors: Photos are available on the “Media” page of www.meadowlandsxanadu.com.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the companies believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, the companies can give no assurance that their expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the companies’ various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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